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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                 EAGLE GEOPHYSICAL, INC. EXERCISES GRACE PERIOD
                      FOR INTEREST PAYMENT ON SENIOR NOTES

HOUSTON, TEXAS July 15, 1999 -- Eagle Geophysical, Inc. (NASDAQ: EGEO) has announced today that it did not make the semi-annual interest payment of $5,375,000 due today on its $100 million 10 3/4% Senior Notes due 2008. Under the indenture governing these notes, Eagle has a 60 day grace period in which to make this interest payment.

As previously announced, Eagle has retained the investment banking firm of CIBC World Markets to serve as its financial advisor in connection with a potential restructuring and recapitalization of the Company. Eagle is continuing its efforts to negotiate a debt restructuring and/or recapitalization of the Company. It is Eagle's policy, absent unusual circumstances, not to comment publicly on discussions concerning proposals that may be considered or transactions that may be pending. Eagle intends, absent unusual circumstances, to refrain from making further announcements or reports regarding the restructuring and/or recapitalization unless and until a definitive agreement has been executed by the Company. There can be no assurances that Eagle will be able to consummate any restructuring or recapitalization. If Eagle is not successful in its efforts to restructure and/or recapitalize the Company, it may not be able to make the interest payment on its 10 3/4% Senior Notes due 2008 within the 60 day grace period.

Eagle Geophysical is a leading provider of onshore and offshore seismic data acquisition services to the petroleum industry.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Investors are cautioned that such statements are solely predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties that are described in Eagle's Form 10-K for the year ended December 31, 1998 and Form 10-Q for the first quarter of 1999. These risks include, without limitation, the Company's dependence on energy industry spending, operating risks, credit risks, and competition from competitors.